UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 14, 2010

RED TRAIL ENERGY, LLC
(Exact name of registrant as specified in its charter)

North Dakota	000-52033	76-0742311
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

P.O. Box 11, 3682 Highway 8 South Richardton, North Dakota 58652
(Address of principal executive offices)

(701) 974-3308
(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On December 14, 2010, Red Trail Energy, LLC (the “Company”) received a fully executed version of the Mediated Settlement Agreement (the “Settlement Agreement”) it entered into with Fagen, Inc. and Fagen Engineering, LLC, (collectively referred to as "Fagen"), and ICM, Inc. ("ICM").  The subject of the Settlement Agreement is the negotiated resolution of having to change the fuel source for Company’s ethanol plant from lignite to sub-bituminous coal.  The effective date of the Settlement Agreement is November 8, 2010.

The financial terms of the Settlement Agreement will only be enforceable if the Company’s ethanol plant achieves the required emissions standard (“Required Emissions Standard”) as defined in the Settlement Agreement.  The Required Emissions Standard is generally the North Dakota permit limits for emissions originating from the ethanol plant’s boiler, namely PM/PM10, VOC, SO2, NOx, CO and opacity.  The Company, Fagen and ICM will cooperate to make certain plant modifications to enable the plant to meet the Required Emissions Standard and then engage in an emissions testing protocol to determine whether the Required Emissions Standard has been met.  The Company anticipates the timing of the emissions testing to take place during the 2011 fiscal year.

Pursuant to the terms of the Settlement Agreement, Fagen, with assistance from ICM, will provide operational and engineering assistance and recommend reasonable and industry accepted improvements to the Company for the purpose of assisting the ethanol plant in achieving the Required Emissions Standard.  The Company and Fagen will split, on an even 50/50 basis, the costs of making Fagen's recommended improvements to the ethanol plant so that the ethanol plant achieves the Required Emissions Standard.  However, the Company shall be solely responsible for the cost of installing a flue gas recirculation, syrup injection and a steam separator.  Fagen and ICM shall be given the opportunity to witness, inspect, and verify the operability of the completed improvements installed by the Company.

Item 9.01 Financial Statements and Exhibits

(a)	None.
(b)	None.
(c)	None.
(d)	Exhibits

Exhibit No.

99.1	Mediated Settlement Agreement between Red Trail Energy, LLC, Fagen, Inc. and Fagen Engineering, LLC, and ICM, Inc. dated November 8, 2010. +

(+)	Confidential Treatment Requested.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RED TRAIL ENERGY, LLC

December 17, 2010	/s/ Kent Anderson
Kent Anderson, Chief Financial Officer